Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December 6, 2014, (the “Effective Date”), by and between FTS INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Perry Harris, a resident of Texas (“Executive”).

RECITALS:

A.                                    The Company desires to employ or continue to employ Executive and Executive desires to continue or gain employment with the Company, all upon the terms and provisions, and subject to the conditions, as set forth in this Agreement;

B.                                    The Company desires to be assured that the unique and expert services of Executive will be available to the Company, and that Executive is willing and able to render such services on the terms and conditions set forth in this Agreement; and

C.                                     Executive and the Company agree and acknowledge that this Agreement revokes, replaces, and supersedes any and all prior employment agreements between Executive and the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

l.                                             Position and Duties.

1.1.                             Reporting. During the Employment Term (as defined below), the Company shall employ Executive, and Executive shall serve, as the Senior Vice President, Wireline Services of the Company. Executive shall report directly to the Senior Vice President of Operations and Wireline of the Company or his designee (the “Supervising Officer”).

1.2.                               Responsibilities. During the Employment Term, Executive shall serve on a full- lime basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Senior Vice President, Wireline Services of the Company, and in any other responsible capacities that are reasonably assigned to Executive from time to time.

1.3.                               Devotion of Executive’s Time. Executive shall devote substantially all of his business time, labor, skill and energy (except off hours, paid time off (“PTO”), holidays and periods of disability, in each case as provided by the Company’s policies) to conducting the business and affairs of the Company and use his best efforts performing his duties and responsibilities to the Company. This Agreement does not prohibit Executive from managing Executive’s personal, personal financial or family affairs or engaging in charitable or civic activities. Executive shall perform Executive’s duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability.

2.                                         Employment Term.

2.1.                            Term. The term of Executive’s employment pursuant to this Agreement shall be for a period of three (3) years, commencing on the Effective Date, unless sooner terminated as provided in this Agreement (the “Employment Term”).

2.2.                            Date of Termination. For purposes of this Agreement, the date of termination of Executive’s employment hereunder shall be the earliest of the following: (a) in the case of Executive’s death, the date of his death; (b) if Executive’s employment is terminated by the Company for any reason, the effective date of such termination set forth in the Notice of Termination (as defined below) given by the Company to Executive; or (c) if Executive terminates his employment for any reason, the effective date of such termination set forth in the Notice of Termination given by Executive to the Company; provided that, in the case of clauses (b) and (c) of this Section 2.2, the effective date of termination set forth in the applicable Notice of Termination must satisfy the minimum notice requirements (if any) required by this Agreement for the provision(s) pursuant to which Executive’s employment is being terminated.

2.3.                            Notice of Termination. Any termination of Executive’s employment by the Company or Executive hereunder (as applicable) shall be effected by a Notice of Termination from the party effecting the termination to the other party hereto; provided that, notwithstanding anything to the contrary in this Agreement, no Notice of Termination must be given, and no other action shall be required to terminate Executive’s employment hereunder, if Executive’s employment terminates due to his death. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision(s) in this Agreement pursuant to which Executive’s employment is being terminated and (b) sets forth in reasonable detail the facts and circumstances that provide a basis for termination of Executive’s employment pursuant to such provision(s).

3.                                  Compensation.

3.1.                             Base Salary. In consideration of the services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at the rate of $320,000 per calendar year during the Employment Term. The Base Salary shall be payable in accordance with the Company’s policies, subject to applicable withholding and other taxes. The Supervising Officer (which if not the Chief Executive Officer, shall be with the agreement of the Chief Executive Officer of the Company) may increase the Base Salary.

3.2.                               Short-Term Incentive. During the Employment Term, Executive shall be eligible to participate in any short-term incentive plan of the Company (the “STIP”). The Executive’s annual target bonus percentage shall equal or exceed 40% of annual Base Salary. Any bonus achieved by Executive pursuant to the STIP will be paid in cash, unless otherwise determined by the Board (as defined below).

3.3.                               Long-Term Incentive. During the Employment Term, Executive shall be eligible effective as of October 1, 2014 to participate in any long-term incentive plan of the Company (the “LTIP”). The Executive’s target bonus percentage shall equal or exceed 40% of annual Base Salary. Any bonus achieved by Executive pursuant to the LTIP will be paid in the form of equity of the Company, unless otherwise determined by the Board.

3.4.                            Retention Bonus. During the Employment Term, Executive shall be eligible for retention bonuses to be paid only in the manner set forth below:

(a)                                 If Executive remains employed on a full time basis by the Company or any of its Affiliates (as defined below) for a continuous period of one (I) year beginning on the Effective Date of this Agreement (the “First Year Retention Period”) and meets performance criteria set by the Supervising Officer during such period, Executive will be entitled to a retention bonus equal to 10% of annual Base Salary. This bonus shall be paid in four equal quarterly installments within 21 days after the end of each of the first four fiscal quarters of the Company immediately following the First Year Retention Period (less normal payroll deductions).

(b)                                 If Executive remains employed on a full time basis by the Company or any of its Affiliates for a continuous period of one (1) year beginning on the expiration of the First Year Retention Period (the “Second Year Retention Period”) and meets performance criteria set by the Supervising Officer during such period, Executive will be entitled to a retention bonus equal to 20% of annual Base Salary. This bonus shall be paid in four equal quarterly installments within 21 days after the end of each of the first four fiscal quarters of the Company immediately following the Second Year Retention Period (less normal payroll deductions).

(c)                                  If Executive remains employed on a full time basis by the Company or any of its Affiliates for a continuous period of one (1) year beginning on the expiration of the Second Year Retention Period (the “Third Year Retention Period”) and meets performance criteria set by the Supervising Officer during such period, Executive will be entitled to a retention bonus equal to 40% of annual Base Salary. This bonus shall be paid in four equal quarterly installments within 21 days after the end of each of the first four fiscal quarters of the Company immediately following the Third Year Retention Period (less normal payroll deductions).

3.5.                            Paid Time Off. Executive shall be entitled to PTO consistent with the Company’s policies. Notwithstanding the Company’s policies to the contrary, except as set forth in Section 5, no additional compensation will be paid to Executive for Executive’s failure to utilize the PTO allowed in a given calendar year.

3.6.                            Benefits, Insurance. During the Employment Term, Executive shall be eligible to participate in all benefit plans of the Company or any of its subsidiaries offered generally to all employees of the Company as in effect from time to time (collectively, “Benefit Plans”), in accordance with the provisions of any such Benefit Plans.

3.7.                            Expenses. The Company agrees promptly to reimburse Executive for all reasonable and necessary business expenses upon the presentation by Executive of appropriate evidence thereof.

3.8.                            Full Indemnity. The Company shall provide directors’ and officers’ liability insurance (in amounts and on terms determined from time to time by the Company or the Board) to fully insure Executive for Executive’s actions taken (or omitted) on behalf of the Company, at no cost to Executive. The Company also agrees to fully defend and indemnify Executive for all of Executive’s actions taken (or omitted) on behalf of the Company to the fullest extent permitted by applicable law.

4.                                   Termination. Executive’s employment hereunder may be terminated as follows:

4.1.                            Death. Automatically in the event of the death of Executive.

4.2.                            Disability. The Company may terminate Executive’s employment if Executive becomes disabled, as defined under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

4.3.                            For Cause. Notwithstanding the provisions of Section 2 above, the Company may terminate Executive’s employment for Cause (as defined below); provided, however, that Executive shall not be deemed to have been terminated for Cause unless and until the Supervising Officer determines that Executive committed an act falling within the definition of Cause and specifying the basis for such determination in the applicable Notice of Termination given by the Company to Executive. For purposes of this Agreement, the term “Cause” shall mean:

(a)                      the willful and continued failure of Executive to perform his material job duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to Executive becoming disabled, as defined under applicable state or federal law), after a written demand for substantial performance is delivered to Executive by the Supervising Officer which specifically identifies the manner in which the Supervising Officer believes that Executive has not substantially performed Executive’s duties and Executive has had an opportunity for thirty (30) days to cure such failure after receipt of such written demand;

(b)                      engaging in an act of fraud, embezzlement, misappropriation or theft which results in damage to the Company or any of its Affiliates;

(c)                       conviction of Executive of, or Executive pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (i) materially damages the Company or any of its Affiliates or (ii) involves the commission of a criminal act against the Company or any of its Affiliates; or

(d)                        the breach by Executive of any material provision of, or inaccuracy in any material respect of any representation made by Executive in, in each case, this Agreement or the Company’s policies that is not cured within thirty (30) days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within thirty (30) days after receipt of such notice, Executive shall not be entitled to such cure period.

4.4.                                Termination Without Cause. The Company may terminate Executive’s employment at any time without Cause.

4.5.                                Executive Option. At the option of Executive, at any time, for any reason, on sixty (60) days’ prior written notice to the Company.

4.6.                                For Good Reason. At the option of Executive for Good Reason (as defined below). For purposes of this Agreement and except as modified by Section 7.3, the term “Good Reason” shall mean, without Executive’s consent:

(a)                                 the Company’s material breach of any of its obligations under this Agreement;

(b)                             a material reduction in Executive’s Base Salary, other than pursuant to a reduction applicable to all senior executives or employees of the Company generally; or

(c)                               a move of Executive’s primary place of work more than 50 miles from its current location without Executive’s consent;

provided that, in each case, Executive must provide at least sixty (60) days’ prior written notice of termination for Good Reason in reliance upon this Section 4.6 within thirty (30) days after the event that Executive claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty (30) day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such sixty (60) day notice period.

5.                                      Severance Compensation Upon Termination of Employment.

5.1.                             Death or Permanent Disability. Upon the termination of Executive’s employment pursuant to Section 4.1 or Section 4.2, Executive or Executive’s legal representatives shall be entitled to receive an amount equal to (a) Executive’s accrued but unpaid Base Salary through the date of termination, (b) any unpaid STIP bonus for the calendar year ending before such termination date (payable at the same time and in the same amount as if the Executive remained employed through the normal STIP payment date), (c) a prorated amount of Executive’s target STlP for the period of the calendar year of termination from January 1 of such year through the date of termination, and (d) any earned, but unpaid retention bonus pursuant to Section 3.4. Executive or Executive’s legal representatives shall also be entitled to any accrued but unpaid PTO or other benefits which may be owing in accordance with the Company’s policies or applicable law.

5.2.                             Termination Without Cause or by Executive for Good Reason. lf Executive’s employment is terminated by the Company at any time during the Employment Term without Cause pursuant to Section 4.4 or by Executive at any time during the Employment Term for Good Reason pursuant to Section 4.6, Executive shall be entitled to (a) Executive’s accrued but unpaid Base Salary through the date of termination, (b) Executive’s Base Salary through the one (I) year anniversary of such date of termination, payable in accordance with the usual payroll policies in effect at the Company as if Executive was employed at the time; provided that, the first payment shall be made on the first payroll date immediately following the sixtieth (60th) day following the date of termination, (c) the average of Executive’s STIP bonuses paid or payable if Executive had remained employed (or for a full fiscal year for which Executive was eligible to participate in the STIP, but no bonus was paid or payable under the terms of the STIP, zero Dollars ($0.00)) for the last three (3) full fiscal years ending before the date of termination, payable on the first payroll date immediately following the sixtieth (60th) day following the date of termination (or, if Executive has not been eligible to participate in the STIP for such last three (3) full fiscal years, the average of the STIP bonuses paid or payable to Executive for the number of full fiscal years of employment ending before the date of termination during which Executive was eligible to participate in the STlP), and (d) any earned, but unpaid retention bonus pursuant to Section 3.4; provided, however, that each payment under clauses (b), (c) and (d) of this Section 5.2 is intended to constitute a separate payment within the meaning of Section 409A (as defined below). Executive shall also be entitled to any accrued but unpaid PTO for the calendar year or other benefits which may be owing in accordance with the Company’s policies or applicable law. In the event that Executive is rehired by the Company or any of its Affiliates during the period that Executive is receiving payments of Base Salary under this Section 5.2, Executive will no longer be entitled to such payments of Base Salary beginning on the rehire date.

5.3.                             Termination for Cause or by Executive Without Good Reason. Upon the termination of Executive’s employment by the Company for Cause pursuant to Section 4.3 or by the Executive without Good Reason pursuant to Section 4.5, Executive shall be entitled to accrued but unpaid Base Salary through the day on which Executive’s employment is terminated, any accrued and unpaid PTO for the calendar year and other benefits owing in accordance with the Company’s policies or applicable law. In addition, if such termination is by the Executive without Good Reason pursuant to Section 4.5 and occurs after the Third Year Retention Period, Executive shall be entitled to any earned, but unpaid retention bonus pursuant to Section 3.4. Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment by the Company for Cause pursuant to Section 4.3 or upon Executive’s termination of employment without Good Reason pursuant to Section 4.5.

5.4.                               Condition to Payment. All payments and benefits due to Executive under this Section 5 that are not otherwise required by applicable law or other contract shall be contingent upon (a) within sixty (60) days of the date of termination, execution by Executive (or Executive’s legal representatives) of a general release of all claims to the maximum extent permitted by applicable law against the Company, its Affiliates and its current and fanner stockholders, directors, members, officers, managers, employees and agents, in such form as determined by the Company in its sole discretion, and such release becoming effective and (b) compliance by Executive with Executive’s obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 6 and under any stockholders or other agreement to which the Company (or any of its Affiliates) and Executive are a party.

5.5.                               No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in Section 5.2 hereof, upon termination, Executive shall not be entitled to any other severance under any benefit plan or severance policy of the Company or any of its Affiliates generally available to the Company’s employees or otherwise.

5.6.                             Board Resignation. Upon the termination of Executive’s employment for any reason, to the extent applicable, Executive agrees to resign, as of the date of such termination, as an officer, director, or member of any committee or other managing body of the Company and/or any of its Affiliates.

6.                                      Restrictions on Activities of Executive.

6.1.                        Non-Competition. Taking into consideration the fact that Executive will be provided with sensitive and confidential information of the Company and its Affiliates during the Employment Term, for the greater of a period of one (1) year immediately following the termination of Executive’s employment or through the final payment of Base Salary under Section 5.2(b) (the “Non-Competition Period”), Executive shall not:

(a)                                directly or indirectly, own, manage, engage in, operate, control, work for as an employee, consult with, render services for, do business with or participate in a business that is competitive with the Business (as defined below); or

(b)                                perform any action, activity or course of conduct that is substantially detrimental to the business reputation of any of the Company or its Affiliates or the Business conducted at the time Executive ceases to be an employee of the Company.

Notwithstanding anything herein to the contrary, Executive may hold passive investments in any enterprise if such investment constitutes less than one percent (1%) of the equity of such enterprise. During the Non-Competition Period, the Company agrees to continue to pay Executive’s Base Salary on each regularly scheduled payroll payment date if such continuation of Base Salary is required by this Agreement. As used in this Agreement, the term “Business” is defined as providing products or services to any Person (as defined in Section 7.4) to whom the Company or any of its Affiliates has provided products or services during the Employment Term and for which Executive has (or has had) responsibilities or about which Executive has Confidential Information (as defined below) and, as of the end of the Employment Term, any other Person with whom the Company or any of its Affiliates has undertaken material, substantive steps to engage within the twelve (12) month period prior to such time and for which Executive has had material responsibility with regard to, or Confidential Information about, such steps. Without limiting the foregoing, “Business” shall be deemed to include the well completion and servicing business, including, but not limited to, hydraulic fracturing, pressure pumping, wire line, pressure testing, pump-down, perforating and other complementary services.

6.2.                      Non-Solicitation. During the Employment Term and the Non-Competition Period, taking into consideration the fact that Executive will be provided with sensitive and confidential information of the Company and its Affiliates, Executive shall not (a) cause, solicit, induce or encourage any employees of the Company or any of its Affiliates to leave such employment or hire, employ or otherwise engage any such individual (other than for the Company and its Affiliates); or (b) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company or any of its Affiliates (including any Person or entity that becomes a client or customer of the Company or any of its Affiliates after the Effective Date) or any other Person who has a material business relationship with the Company or its Affiliates to terminate or modify any such actual or prospective relationship.

6.3.                     Non-Disclosure of Confidential Information. Executive will be given access to and provided with the Company’s and its Affiliates’ sensitive, confidential, proprietary and trade secret information during the Employment Tenn. Executive shall not, during the Employment Term or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than authorized officers, directors and employees of the Company) or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone (other than the Company), any Confidential Information. Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law; provided, however, that in the event disclosure is required by applicable law, Executive shall, to the extent reasonably possible, provide the Company with prompt notice of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order. Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or any of its Affiliates which contain Confidential Information.

“Confidential Information” means any sensitive, confidential, proprietary or trade secret information with respect to the Company or any of its Affiliates or the Business, including, but not limited to, methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided that, there shalt be no obligation hereunder with respect to information that (a) is generally available to the public on the Effective Date or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

6.4.                     Geographic Scope. Because the Company’s Business competes on a global basis, the obligations in this Section 6 shall apply anywhere in the United States, Canada, Mexico, China and any other country in which the Company operates or has definitive plans to operate on the date of termination of Executive’s employment (including operations through subsidiaries and joint ventures).

6.5.                       Reformation. The Company and Executive agree that if any arbitrator or court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such arbitrator or court to be reasonable, not arbitrary, and not against public policy may be substituted and enforced against the applicable party.

6.6.                      Notification Obligations. Executive agrees that during the term of the restrictions in Sections 6.1 and 6.2, Executive shall promptly inform the Company in writing of the identity of any new employer, the job title of Executive’s new position and a description of any services to be rendered to that employer. If the new employer is a business that is competitive with the Business of the Company or any of its Affiliates, Executive will communicate Executive’s obligations under this Agreement to each such new employer.

6.7.                     Remedies. In the event of a breach or threatened breach by Executive of any provision of Section 6 of this Agreement, the Company shall be entitled to (a) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (b) recovery of all attorneys’ fees and costs incurred by the Company in obtaining such relief, and (c) any other legal and equitable relief to which the Company may be entitled, including without limitation any and all monetary damages which the Company may incur as a result of such breach or threatened breach.

7.                                  Change in Control.

7.1.                       Consequences. !fa “Change in Control” (as defined in Section 7.4 hereof) shall have occurred, and within two (2) years after such Change in Control, Executive’s employment with the Company is terminated by the Company for any reason other than Cause, or by Executive for Good Reason, the Company will pay or provide to Executive the following:

(a)                                 Executive’s accrued and unpaid Base Salary payable through the date of termination;

(b)                              Any earned, but unpaid retention bonus pursuant to Section 3.4; and

(c)                               a lump sum cash payment equal to the sum of:

(i)                                     Executive’s Base Salary at the highest annual rate in effect on or before the date of termination (but prior to giving effect to any reduction therein which precipitated such termination), plus

(ii)                                  an amount equal to the greater of:

(A)                      the average of Executive’s STIP bonuses paid or payable if Executive had remained employed (or for a full fiscal year for which Executive was eligible to participate in the STIP, but no bonus was paid or payable under the terms of the STIP, zero Dollars ($0.00)) for the last three (3) full fiscal years ending before the date of termination (or, if Executive has not been eligible to participate in the STIP for such last three (3) full fiscal years, the average of the STIP bonuses paid or payable to Executive for the number of full fiscal years of employment ending before the date of termination during which Executive was eligible to participate in the STIP);

(B)                       the STIP bonus paid to Executive for the last full fiscal year of employment ending before the date of termination; or

(C)                       an amount equal to Executive’s target STIP for the fiscal year that includes the date of termination;

which lump sum cash payment will be paid to Executive on the first payroll date immediately following the sixtieth (60th) day following the date of termination if the Change in Control constitutes a Qualifying Change in Control. A “Qualifying Change in Control” shall mean a Change in Control that also qualities as: (i) a change in the ownership of the Company. as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations. If the Change in Control does not constitute a Qualifying Change in Control, then the payment pursuant to this Section 7.1(c) shall be made at the same time and in the same form as the payment under Section 5.2.

7.2.                            Equity Awards. In addition, if a Change in Control shall have occurred, and within two (2) years after such Change in Control, Executive’s employment with the Company is terminated by the Company for any reason other than Cause, or by Executive for Good Reason, except to the extent that more favorable treatment is otherwise provided in the applicable equity award agreement:

(a)                                 each outstanding award to acquire equity securities of the Company (or any of its Affiliates) held by Executive immediately prior to such Change in Control shall become fully vested and exercisable, regardless of whether the vesting conditions set forth in the applicable award agreement have been satisfied in full, and shall remain fully exercisable for the remainder of the general term of such equity award; and

(b)                                 all restrictions on any restricted equity securities of the Company (or any of its Affiliates) granted to Executive prior to such Change in Control shall be removed and such equity securities shall be freely transferable (subject to any applicable stockholders or similar agreements and applicable securities laws), regardless of whether the conditions set forth in the relevant award agreements have been satisfied in full.

7.3.                            Effect of Prior Termination. Notwithstanding anything contained in this Agreement to the contrary, if (a) a Change in Control occurs, and (b) Executive’s employment is terminated by the Company for any reason other than Cause, or by Executive for Good Reason, on or within ninety (90) days before the effective date of the Change in Control, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination; provided that the payments shall be made at the same time and in the same form as specified in the last sentence of Section 7.1.

7.4.                            Certain Defined Terms. For purposes of this Agreement, the following terms are defined as set forth below:

(a)                               “Affiliate” means a Person, including a joint venture entity, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity will be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(b)                               “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(c)                                “Board” means the Board of Directors of the Company.

(d)                           “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i)                                     any Person other than the Company or any Affiliate thereof is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person, any securities acquired directly from the Company or any Affiliate thereat) representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: (A) individuals who, on the Effective Date, constitute the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                               there is consummated a merger, amalgamation or consolidation of the Company or any Affiliate thereof with any other corporation, other than a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger, amalgamation or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)                              there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of shares of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e)                                “Common Stock” means the shares of common stock, par value $0.0 I per share, of the Company.

(f)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g)                                “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate thereof, (ii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

7.5.                            Condition to Payment. All payments and benefits due to Executive under this Section 7 that are not otherwise required by applicable law or other contract shall be contingent upon (a) within sixty (60) days of the date of termination, execution by Executive (or Executive’s legal representatives) of a general release of all claims to the maximum extent permitted by applicable law against the Company, its Affiliates and its current and former stockholders, directors, members, officers, managers, employees and agents, in such form as determined by the Company in its sole discretion, and such release becoming effective and (b) compliance by Executive with Executive’s obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 6 and under any stockholders or other agreement to which the Company (or any of its Affiliates) and Executive are a party.

8.                                  Excise Tax.

8.1.                            Reduction in Payments. Notwithstanding any other provision of this Agreement to the contrary, if any portion of the payments or benefits provided to or for the bene tit of Executive under this Agreement or which Executive otherwise receives or is entitled to receive from the Company or any successor would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest, penalties or additions to tax with respect to such excise tax (such excise tax, together with any interest, penalties or additions to tax with respect to such excise tax, is herein collectively referred to as the “Excise Tax”), all such payments and benefits being collectively referred to herein as the “Total Payments”, then, except as otherwise provided in Section 8.2, the Total Payments shall be reduced (but not below zero) or eliminated (as further provided for in Section 8.3) to the extent the Independent Tax Advisor (as hereinafter defined) shall reasonably determine is necessary so that no portion of the Total Payments shall be subject to the Excise Tax.

8.2.                            Modification of Reduction. Notwithstanding the provisions of Section 8.1 if the Independent Tax Advisor reasonably determines that Executive would receive, in the aggregate, a greater amount of the Total Payments on an after-tax basis (after including and taking into account all applicable federal, foreign, state, and local income, employment and other applicable taxes and the Excise Tax) if the Total Payments were not reduced or eliminated pursuant to Section 8.1, then no such reduction or elimination shall be made notwithstanding that all or any portion of the Total Payments may be subject to the Excise Tax.

8.3.                                Determination of Reduction. For purposes of determining which of Section 8.1 and Section 8.2 shall be given effect, the determination of which of the Total Payments shall be reduced or eliminated to avoid the Excise Tax shall be made by the Independent Tax Advisor, provided that, the Independent Tax Advisor shall reduce or eliminate, as the case may be, the Total Payments in the following order (and within the category described in each of the following Sections 8.3(a) through 8.3(e), in reverse order beginning with the Total Payments which are to be paid furthest in time except as otherwise provided in Section 8.3(d):

(a)                             by first reducing or eliminating the portion of the Total Payments otherwise due and which are not payable in cash (other than that portion of the Total Payments subject to Sections 8.3(d) and 8.3(e);

(b)                             then by reducing or eliminating the portion of the Total Payments otherwise due and which are payable in cash (other than that portion of the Total Payments subject to Sections 8.3(c)- (e));

(c)                               then by reducing or eliminating the portion of the Total Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are payable in cash;

(d)                              then by reducing or eliminating the portion of the Total Payments otherwise due that represent equity-based compensation, such reduction or elimination to be made in reverse chronological order with the most recent equity-based compensation awards reduced first; and

(e)                              then by reducing or eliminating the portion of the Total Payments otherwise due to or for the benefit of Executive pursuant to the terms of this Agreement and which are not payable in cash.

8.4.                            Conclusiveness of Determination. The Independent Tax Advisor shall provide its determinations, together with detailed supporting calculations and documentation, to the Company and Executive for their review no later than ten (10) days after the Date of Termination. The determinations of the Independent Tax Advisor shall, after due consideration of the Company’s and Executive’s comments with respect to such determinations and the interpretation and application of this Section, be final and binding on all parties hereto absent manifest error. The Company and Executive shall furnish to the Independent Tax Advisor such information and documents as the Independent Tax Advisor may reasonably request in order to make the determinations required under this Section 8.

8.5.                            Independent Tax Advisor. For purposes of this Section 8, “Independent Tax Advisor” shall mean a lawyer with a nationally recognized law firm, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, in each case with expertise in the area of executive compensation tax law, who shall be selected by the Company and shall be acceptable to Executive (Executive’s acceptance not to be unreasonably withheld), and all of whose fees and disbursements shall be paid by the Company.

9.                                      Expenses of Enforcement. Upon demand by Executive made to the Company, the Company shall fully reimburse Executive for the reasonable expenses (including attorneys’ fees and expenses and costs of expert witnesses) incurred by Executive in enforcing or seeking to enforce the payment of any amount or other benefit to which Executive is entitled under this Agreement as a result of the termination of Executive’s employment with the Company in accordance with the terms hereof. Payments under this Section 9 shall be made within ten (10) business days after the delivery of Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

10.                               No Obligation to Mitigate; No Rights of Offset.

10.1.                     Mitigation. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Executive as a result of employment by another Person.

10.2.                     Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

11.                              No Effect on Other Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its Affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any restricted stock, restricted stock unit or other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, the Company or any of its

Affiliates at or subsequent to the date of termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

12.                              Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

13.                              Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

FTS International, Inc.

ATTENTION:

General Counsel

777 Main Street

Suite 3000

Fort Worth, TX 76102

If to Executive, at the address in the Company’s human resources records.

14.                          Miscellaneous.

14.1.                     Executive Representations. Executive represents and warrants to the Company that Executive has the right to negotiate and enter into this Agreement, and Executive’s execution, delivery and performance of this Agreement does not breach, interfere or conflict with or constitute a default under any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or any judgment or order, in each case, to which Executive is a party or otherwise subject. The Company is employing Executive solely for the use of Executive’s general skills, knowledge, and abilities. Executive has not been requested to, and will not disclose any proprietary, trade secret, or confidential information of a former employer to the Company or use such information for the benefit of the Company.

14.2.                     Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. Moreover, notwithstanding any provision in this Agreement to the contrary, in the case of awards under the Company’s 2014 Long-Term Incentive Plan (the “2014 LTIP”), a Change in Control will not be deemed to have occurred under this Agreement unless the event also constitutes a Liquidity Event (as defined in the award agreements under the 2014 LTIP). This Agreement may not be amended or revised except by a writing signed by each of the parties.

14.3.                     Assignment and Transfer. The provisions of this Agreement shall be binding on, and shall inure to the benefit of the Company and any successor in interest to, the Company. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives, estate, executors, administrators, heirs and beneficiaries. All amounts payable to Executive hereunder shall be paid, in the event of Executive’s death, to Executive’s legal representatives, estates, heirs or beneficiaries, in each case, in accordance with applicable law.

14.4.                     Waiver of Breach. A waiver by any party of any breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any other or subsequent breach by any other party.

14.5. Section 409A.

(a)                                It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to Executive under Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the Effective Date (collectively, “Section 409A”). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action deemed necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. The Company shall consult with Executive in good faith regarding implementation of this Section 14.5; provided that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.

(b)                                A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A on account or as a result of a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

(c)                                 All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)                                Notwithstanding any provision in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-l(i) and using the identification methodology selected by the Company from time to time) on the date of termination, to the extent payments or benefits made hereunder (as well as any other payment or benefit that Executive is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A), and to the extent required by Section 409A, payments or benefits payable upon separation from service which otherwise would be payable during the six-month period immediately following the date of termination will instead be paid or made available on the earlier of (i) the first day following the six (6) month anniversary of Executive’s date of termination and (ii) Executive’s death.

14.6.                      Governing Law and Venue. This Agreement shall be construed under and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof. The sole and exclusive venue for any dispute arising from this Agreement shall be the state or federal courts of Tarrant County, Texas.

14.7.                     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FTS INTERNATIONAL, INC.

By:	/s/ Greg A. Lanham
Name:
Title:

EXECUTIVE

/s/ Perry Harris
Perry Harris